UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 19, 2004

BEST BUY CO., INC.

(Exact name of registrant as specified in its charter)

Minnesota

1-9595

41-0907483

(State or other jurisdiction

of incorporation)

(Commission

File Number)

(IRS Employer Identification No.)

7601 Penn Avenue South

Richfield, Minnesota

55423

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A

(Former name or former address, if changed since last report.)

Item 5. Other Events and Regulation FD Disclosure.

Effective May 1, 2004, Mary A. Tolan, Chief Executive Officer of Accretive Health, was appointed to the registrant’s Board of Directors and assigned to serve on its Finance and Investment Policy Committee. The Board has recommended that the shareholders ratify Ms. Tolan’s appointment to the Board at the registrant’s annual meeting on June 24, 2004.

Prior to joining Accretive Health in November 2003, Ms. Tolan served for 21 years in various management roles at Accenture Ltd, a global management consulting, technology services and outsourcing company. Prior to her appointment to the Board, the registrant confirmed that Ms. Tolan has no relationship with Accenture that would impair her independence as a member of the registrant’s Board. Ms. Tolan informed the registrant on May 19, 2004, that she owns 589,001 shares of Accenture SCA Class I common stock, of which 818 are unrestricted, 536,825 are restricted and in her name, and 51,358 are restricted and in the name of her family trust.  The restrictions will not lapse until 2009.

The registrant is disclosing Ms.Tolan’s ownership position in Accenture because it has had a consulting relationship with Accenture since 1996 and intends to engage Accenture to assist the registrant with improving its operational capabilities and reducing its costs in the Information Systems area. Prior to execution of a definitive contract with Accenture, the terms of such engagement would come before the Finance and Investment Policy Committee for approval. Ms. Tolan has informed the registrant that so long as she has an equity interest in Accenture, she will recuse herself from any votes taken by the Finance and Investment Policy Committee or the full Board relating to Accenture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: May 25, 2004	By:	/s/ Bruce H. Besanko
Bruce H. Besanko
Vice President – Finance